Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of Applix, Inc. on Form S-8 of our reports dated March 16, 2007, relating to the consolidated financial statements of Applix, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment) and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Applix, Inc. for the year ended December 31, 2006.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
June 21, 2007